Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1.Registration Statements (Form S-8 Nos. 333-270357 and 333-263466) pertaining to the Xeris Pharmaceuticals, Inc. 2018 Stock Option and Incentive Plan, and the Xeris Pharmaceuticals 2018 Employee Stock Purchase Plan,

2.Registration Statement (Form S-8 No. 333-260068) pertaining to the Xeris Pharmaceuticals, Inc. 2011 Stock Option/Stock Issuance Plan, the Xeris Pharmaceuticals, Inc. 2018 Stock Option and Incentive Plan, the Xeris Pharmaceuticals, Inc. 2018 Employee Stock Purchase Plan, the Xeris Pharmaceuticals, Inc. Inducement Equity Plan, the Strongbridge Biopharma plc 2015 Equity Compensation Plan, the Strongbridge Biopharma plc Non-Employee Director Equity Compensation Plan, the Individual Stock Option Agreements, and the Strongbridge Biopharma plc 2017 Inducement Plan, and

3.Registration Statements (Form S-3 Nos. 333-262404 and 333-262403) of Xeris Biopharma Holdings, Inc.

of our reports dated March 6, 2024, with respect to the consolidated financial statements of Xeris Biopharma Holdings, Inc. and the effectiveness of internal control over financial reporting of Xeris Biopharma Holdings, Inc. included in this Annual Report (Form 10-K) of Xeris Biopharma Holdings, Inc. for the year ended December 31, 2023.

/s/ Ernst & Young LLP
Grand Rapids, Michigan
March 6, 2024